Exhibit 99.1

Royal Gold Reports Record Results
for First Quarter Fiscal Year 2012

•	Record royalty revenue of $64.5 million, a 42% increase year-over-year

•	Record operating cash flow of $46.2 million, a 35% increase year-over-year

•	Record net income of $22.5 million, a 91% increase year-over-year

DENVER, COLORADO. NOVEMBER 3, 2011: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX: RGL) today announced record net income attributable to Royal Gold stockholders of $22.5 million, or $0.41 per basic share, on record royalty revenue of $64.5 million for the first quarter of fiscal 2012.  This compares to net income attributable to Royal Gold stockholders of $11.8 million, or $0.22 per basic share, on royalty revenue of $45.3 million for the first quarter of fiscal 2011.

Net income available to Royal Gold stockholders was impacted by the restructuring of a non-principal royalty, that resulted in a non-cash charge of $1.3 million, or $0.02 per basic share on an after tax basis.  Excluding this charge, net income available to Royal Gold stockholders would have been $0.43 per basic share for the quarter.

Adjusted EBITDA1 for the first quarter of fiscal 2012 was a record $57.6 million representing 89% of revenue, an increase of 41% compared to Adjusted EBITDA of $40.8 million or 90% of revenue for the prior year period.  Cash flow from operations for the quarter was $46.2 million or $0.84 per share compared with $34.2 million or $0.62 per share for the first quarter of fiscal 2011.

The 42% increase in revenue for the quarter was largely driven by higher average gold and other metal prices, significantly increased production at our cornerstone properties, including Andacollo, Voisey’s Bay and Peñasquito, and new revenue from Holt and Canadian Malartic.  The average price of gold for the first fiscal quarter was $1,702 per ounce compared with $1,227 per ounce for the comparable period, representing a 39% increase.

1
The Company defines Adjusted EBITDA, a non-GAAP financial measure, as net income plus depreciation, depletion and amortization, non-cash charges, income tax expense, interest and other expense, and any impairment of mining assets, less non-controlling interests in operating income from consolidated subsidiaries, interest and other income, and any royalty portfolio restructuring gains or losses (see Schedule A).

As of September 30, 2011, the Company had a working capital surplus of $148.5 million.  Current assets were $184.5 million (including $123.4 million in cash and equivalents), compared to current liabilities of $36.0 million, resulting in a current ratio of 5 to 1.  In addition to available working capital, the Company had $155 million available under its revolving line of credit.  Total debt outstanding under the Company’s credit facilities was $192.2 million as of September 30, 2011.

Tony Jensen, President and CEO, commented, “Our record financial results are now reflecting the many investments we have made over the past several years, as well as strong metals prices.  We anticipate further production increases over the next few quarters from Andacollo, Peñasquito, Holt, Las Cruces and Canadian Malartic as they all work to achieve full design capacity.  And, construction at two key development properties, Pascua-Lama and Mt. Milligan, remains on schedule.  We expect these properties to play a significant role in driving future growth.”

PROPERTY HIGHLIGHTS

Highlights at certain of the Company’s principal producing and development properties during the quarter ended September 30, 2011 are listed below:

Andacollo – Teck reported that activities to increase plant throughput to meet or exceed design capacity of 55,000 tonnes per day are underway and progressing on schedule.  The installation of a small crusher to feed coarse ore to the pebble crusher and the increased power to the SAG mill motor were both completed during the quarter.  Teck also plans to install a 20,000 tonne per day pre-crusher plant during the first quarter of 2012.  In addition, Teck continues to conduct a feasibility study which is expected to be completed by the end of calendar 2011 to evaluate the possibility of increasing annual copper production to 100,000 to 120,000 tonnes.

Peñasquito – Goldcorp reported record average throughput of 102,000 tonnes per day in September offsetting lower production in July and August resulting from sulfide plant modifications and tests.  Goldcorp also announced that progress continued on the supplemental ore feed system to the high pressure grinding roll circuit and the enhancement of the tailings dam facility to allow for  additional retention capacity.  Both of these projects are expected to be completed by the end of 2011.  Goldcorp expects to reach its 130,000 tonne per day design throughput by the end of the first quarter of calendar 2012.

Robinson – Quadra reported that localized slope stability issues impacted calendar third quarter output but production improved as mining moved into the lower benches of the Ruth pit and higher grade ores were accessed.  However, due to a re-sequencing of the mine plan and delays in accessing a portion of the higher grade material that was originally expected to be mined in the fourth calendar quarter, Quadra reduced their 2011 calendar-year copper guidance from between 105 to 120 million pounds to a range between 95 and 100 million pounds.

Mulatos – Alamos reported that its primary cyanide supplier resumed normal shipments in August and that an additional shipment of cyanide from an alternate supplier will increase cyanide concentration levels in the leach pad so that gold deferred from prior months can be extracted.

Dolores – Minefinders reported that production for the quarter was also affected by the cyanide shortage, timing of ore placement on the pad, and a crushed collection pipe on the west side of the phase 2 leach pad.  Minefinders expects production to improve in the calendar fourth quarter with cyanide supplies and concentrations returning to normal levels.  Repair work on the collapsed pipe is expected to be completed during the fourth calendar quarter.

Canadian Malartic – Osisko reported that quarterly mill production was 67% of designed capacity.  They continue to advance the installation of two cone crushers to achieve an overall mill throughput of 55,000 to 60,000 tonnes per day.  The first cone crusher is expected to be operational in the first quarter of calendar 2012, and the second cone crusher is expected to arrive on site in the early part of the second quarter of calendar 2012.

Holt – St Andrew Goldfields reported that production continued to increase during the quarter as scheduled and that development activities at the mine have improved.  Ramp advancement, footwall access, stope development and long-hole mining in Zone 4 will be the primary focus for the remainder of calendar 2011.  St Andrew Goldfields expects to reach its steady state production rate of 1,000 tonnes per day by the end of the first quarter of calendar 2012.

Las Cruces – Inmet reported that cathode copper production reached 11,400 tonnes during the quarter, with record monthly production of 4,500 tonnes in August.  Reactor performance continues to improve and Inmet expects to reach full design production capacity of 72,000 tonnes of copper cathode per year by the end of calendar year 2011.

Mt. Milligan – Construction continued at the Mt. Milligan project during the quarter and the operator reports the overall project remains on schedule for completion in the fourth quarter of calendar 2013.

Pascua-Lama – Barrick reported that development at Pascua-Lama advanced during the quarter with first production on track to commence in mid-2013.  Approximately 50% of the projected capital costs of $4.7 to $5.0 billion have been committed, as of September 30, 2011.  In Chile, approximately 80% of the earthworks are complete.  Barrick also reiterated that they expect annual gold production to be 800,000 to 850,000 ounces in the first full five years of operation.

First quarter fiscal 2012 production and revenue for the Company’s principal royalty interests are shown in Table 1.  For more detailed information about each of our principal royalty properties, please refer to the Company’s most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC and available on the SEC’s website located at www.sec.gov, or our website located at www.royalgold.com.

CORPORATE PROFILE

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalty and similar production-based interests.  The Company owns royalties on 187 properties on six continents, including royalties on 37 producing mines and 23 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s website is located at www.royalgold.com.

For further information, please contact:
Karen Gross
Vice President and Corporate Secretary
(303) 575-6504

Note: Management’s conference call reviewing the first quarter results will be held today at 10:00 a.m. Mountain Time (noon Eastern Time) and will be available by calling
(800) 603-2779 (North America) or (973) 200-3960 (international), access #37274994.  The call will be simultaneously broadcast on the Company’s website at www.royalgold.com under the “Presentations” section.  A replay of this webcast will be available on the Company’s website approximately two hours after the call ends.

___________________________

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include statements about further production increases at Andacollo, Peñasquito, Holt, Las Cruces and Canadian Malartic; properties reaching full-design capacity; construction on schedule at Pascua-Lama and Mt. Milligan; near and long-term revenue growth; and the operators’ expectation of construction, ramp up, production and other developments at various mines.  Factors that could cause actual results to differ materially from the projections include, among others, precious metals, copper and nickel prices; performance of and production at the Company's royalty properties; decisions and activities of the operators of the Company's royalty properties; unanticipated grade, geological, metallurgical, processing or other problems the operators of the mining properties may encounter; delays in the operators securing or their inability to secure necessary governmental permits; changes in operator’s project parameters as plans continue to be refined; economic and market conditions; the ability of the various operators to bring projects into production as expected; and other subsequent events; as well as other factors described in the Company's Annual Report on Form 10-K, Quarterly Report on Form
10-Q, and other filings with the Securities and Exchange Commission.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.

TABLE 1
First Quarter Fiscal 2012
Royalty Production and Revenue for Principal Royalty Interests

PROPERTY	ROYALTY	OPERATOR	METAL(S)	THREE MONTHS ENDED		THREE MONTHS ENDED
				SEPTEMBER 30, 2011		SEPTEMBER 30, 2010
				Royalty Revenue ($ millions)		Royalty Revenue ($ millions)
					Reported Production 1		Reported Production 1
Andacollo 2,3	75% NSR	Teck	Gold	16.84	13,286 oz.	8.17	8,905 oz.
Voisey's Bay 3	2.7% NSR	Vale	Nickel Copper	7.23	22.7M lbs 16.0M lbs.	3.51 4	18.2M lbs. 4 3.9M lbs. 4
Peñasquito 3	2.0% NSR	Goldcorp	Gold Silver Lead Zinc	5.83	48,621 oz. 3.9M oz. 29.2M lbs. 67.4M lbs.	3.00	35,624 oz. 3.2M oz. 21.9M lbs. 39.0M lbs.
Cortez 5	GSR1 and GSR2 GSR3 NVR1	Barrick	Gold	5.11	42,855 oz.	2.49	33,134 oz.
Robinson 3	3.0% NSR	Quadra	Gold Copper	3.69	8,972 oz. 27.9M lbs.	3.13	19,012 oz. 28.5M lbs.
Holt	0.00013 x quarterly average gold price	St Andrew Goldfields	Gold	3.59	9,397 oz.	N/A	N/A
Leeville	1.8% NSR	Newmont	Gold	3.07	101,240 oz.	2.64	122,834 oz.
Mulatos 6	1.0% to 5.0% NSR	Alamos	Gold	2.40	29,476 oz.	1.72	29,025 oz.
Dolores	3.25% NSR 2.0% NSR	Minefinders	Gold Silver	1.42	15,945 oz. 693,531 oz.	0.40	8,479 oz. 160,254 oz.
Las Cruces 3	1.5% NSR	Inmet	Copper	1.31	23.8M lbs.	0.88	17.5M lbs.
Canadian Malartic 7	1.0% to 1.5% NSR	Osisko	Gold	1.31	60,826 oz.	N/A	N/A
Other Royalty Properties 8			Various	12.67	N/A	19.40	N/A
Total Royalty Revenue				64.47		45.34

FOOTNOTES

1
Reported production relates to the amount of metal sales that are subject to our royalty interests for the periods ended September 30, 2011 and September 30, 2010, as reported to us by the operators of the mines.

2
The royalty rate is 75% until 910,000 payable ounces of gold have been produced – 50% thereafter.  There have been approximately 59,000 cumulative payable ounces produced as of September 30, 2011.  Gold is produced as a by-product of copper.

3	Revenues consist of provisional payments for concentrates produced during the current period and final settlements for prior production periods.

4
The Voisey’s Bay royalty interest was acquired in February 2010.  Revenue and production figures reflect partial operation of the mine and mill due to a worker’s strike that began on August 1, 2009 and ended in February 2010.

5	Royalty percentages: GSR1 and GSR2 – 0.40 to 5.0% (sliding-scale); GSR3 – 0.71%; NVR1 – 0.39%.

6
The Company’s royalty is subject to a 2.0 million ounce cap on gold production. There have been approximately 761,000 ounces of cumulative production, as of September 30, 2011.  NSR sliding-scale schedule (price of gold per ounce – royalty rate):  $0.00 to $299.99 – 1.0%; $300 to $324.99 – 1.50%; $325 to $349.99 – 2.0%; $350 to $374.99 – 3.0%; $375 to $399.99 – 4.0%; $400 or higher – 5.0%.

7	NSR sliding-scale schedule (price of gold per ounce – royalty rate): $0.00 to $350 – 1.0%; above $350 – 1.5%.

8
“Other” includes all of the Company’s non-principal producing royalties for the periods ended September 30, 2011 and 2010.  Individually, no royalty included within “Other” contributed greater than 5% of our total royalty revenue for any of the periods, with the exception of Taparko, which contributed royalty revenue of $7.6 million for the quarter ended September 30, 2010.

ROYAL GOLD, INC.
Consolidated Balance Sheets
 (Unaudited, in thousands except share data)

	September 30,	June 30,
	2011	2011
ASSETS
Cash and equivalents	$123,401	$114,155
Royalty receivables	54,778	48,828
Prepaid expenses and other current assets	6,343	6,290
Total current assets	184,522	169,273

Royalty interests in mineral properties, net	1,671,943	1,690,439
Available for sale securities	23,528	28,876
Other assets	12,486	14,114
Total assets	$1,892,479	$1,902,702

LIABILITIES
Current portion of long-term debt	$15,600	$15,600
Accounts payable	2,224	2,499
Dividends payable	6,112	6,093
Income tax payable	8,870	676
Other current liabilities	3,204	3,993
Total current liabilities	36,010	28,861

Long-term debt	176,600	210,500
Net deferred tax liabilities	153,028	152,564
Uncertain tax positions	19,140	18,836
Other long-term liabilities	4,015	4,246
Total liabilities	388,793	415,007

Commitments and contingencies

EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	-	-
Common stock, $.01 par value, 100,000,000 shares authorized; and 54,450,165 and 54,231,787 shares outstanding, respectively	545	543
Exchangeable shares, no par value, 1,806,649 shares issued, less 992,094 and 900,854 redeemed shares, respectively	35,849	39,864
Additional paid-in capital	1,330,012	1,319,697
Accumulated other comprehensive (loss) income	(5,250)	54
Accumulated earnings	116,385	100,004
Total Royal Gold stockholders’ equity	1,477,541	1,460,162
Non-controlling interests	26,145	27,533
Total equity	1,503,686	1,487,695
Total liabilities and equity	$1,892,479	$1,902,702

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
 (Unaudited, in thousands except share data)

	For The Three Months Ended
	September 30,	September 30,
	2011	2010
Royalty revenues	$64,465	$45,338

Costs and expenses
General and administrative	6,298	5,045
Production taxes	2,150	558
Depreciation, depletion and amortization	17,221	18,925
Restructuring on royalty interests in mineral properties	1,328	-
Total costs and expenses	26,997	24,528

Operating income	37,468	20,810

Interest and other income	2,833	1,424
Interest and other expense	(1,779)	(2,305)
Income before income taxes	38,522	19,929

Income tax expense	(12,381)	(6,927)
Net income	26,141	13,002
Net income attributable to non-controlling interests	(3,646)	(1,171)
Net income attributable to Royal Gold stockholders	$22,495	$11,831

Net income	$26,141	$13,002
Adjustments to comprehensive income, net of tax
Unrealized change in market value of available for sale securities	(5,304)	7
Comprehensive income	20,837	13,009
Comprehensive income attributable to non-controlling interests	(3,646)	(1,171)
Comprehensive income attributable to Royal Gold stockholders	$17,191	$11,838

Net income per share available to Royal Gold common stockholders:

Basic earnings per share	$0.41	$0.22
Basic weighted average shares outstanding	55,183,719	54,986,700
Diluted earnings per share	$0.40	$0.21
Diluted weighted average shares outstanding	55,491,354	55,250,028
Cash dividends declared per common share	$0.11	$0.09

ROYAL GOLD, INC.
Consolidated Statements of Cash Flows
 (Unaudited, in thousands)

	For The Three Months Ended
	September 30,	September 30,
	2011	2010
Cash flows from operating activities:
Net income	$26,141	$13,002
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	17,221	18,925
Gain on distribution to non-controlling interest	(3,018)	(912)
Non-cash stock-based compensation expense	2,198	1,285
Tax benefit of stock-based compensation exercises	(1,567)	(521)
Restructuring on royalty interests in mineral properties	1,328	-
Deferred tax expense (benefit)	508	(521)
Changes in assets and liabilities:
Royalty receivables	(5,950)	(2,678)
Prepaid expenses and other assets	197	1,421
Accounts payable	70	409
Income taxes payable	9,762	4,887
Other liabilities	(716)	(1,063)
Net cash provided by operating activities	$46,174	$34,234

Cash flows from investing activities:
Acquisition of royalty interests in mineral properties	-	(25,000)
Proceeds on sale of Inventory - restricted	4,455	1,471
Deferred acquisition costs	-	(695)
Other	(111)	(33)
Net cash provided by (used in) investing activities	$4,344	$(24,257)

Cash flows from financing activities:
Repayment of debt	(33,900)	(6,500)
Common stock dividends	(6,095)	(4,973)
Distribution to non-controlling interests	(5,380)	(1,971)
Proceeds from the issuance of common stock	2,536	-
Tax benefit of stock-based compensation exercises	1,567	521
Other	-	(397)
Net cash (used in) financing activities	$(41,272)	$(13,320)
Net increase (decrease) in cash and equivalents	9,246	(3,343)
Cash and equivalents at beginning of period	114,155	324,846
Cash and equivalents at end of period	$123,401	$321,503

SCHEDULE A

Non-GAAP Financial Measures

The Company computes and discloses Adjusted EBITDA.  Adjusted EBITDA is a non-GAAP financial measure.  Adjusted EBITDA is defined by the Company as net income plus depreciation, depletion and amortization, non-cash charges, income tax expense, interest and other expense, and any impairment of mining assets, less non-controlling interests in operating income of consolidated subsidiaries, interest and other income, and any royalty portfolio restructuring gains or losses.  Other companies may define and calculate this measure differently.  Management believes that Adjusted EBITDA is a useful measure of the performance of our royalty portfolio.  Adjusted EBITDA identifies the cash generated in a given period that will be available to fund the Company's future operations, growth opportunities, shareholder dividends and to service the Company's debt obligations.  This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP.  Adjusted EBITDA, as defined, is most directly comparable to net income in the Company's Statements of Operations.  Below is the reconciliation to net income:

Royal Gold, Inc.
Adjusted EBITDA Reconciliation

	For the Fiscal Quarter Ended
	September 30,
	(Unaudited, in thousands)
	2011	2010

Net income	$26,141	$13,002
Depreciation, depletion and amortization	17,221	18,925
Non-cash employee stock compensation	2,198	1,285
Restructuring on royalty interests in mineral properties	1,328	-
Interest and other income	(2,833)	(1,424)
Interest and other expense	1,779	2,305
Income tax expense	12,381	6,927
Non-controlling interests in operating income of consolidated subsidiaries	(628)	(259)
Adjusted EBITDA	$57,587	$40,761